===============================================================================

                          AGREEMENT AND PLAN OF MERGER



                                  DATED AS OF


                                OCTOBER 11, 1999



                                     AMONG



                         HCC INSURANCE HOLDINGS, INC.,


                          MERGER SUB OF DELAWARE, INC.



                                      AND



                            THE CENTRIS GROUP, INC.

===============================================================================

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

ARTICLE 1                    THE OFFER............................................................................1
          Section 1.1        The Offer............................................................................1
          Section 1.2        Company Action.......................................................................3
          Section 1.3        Directors............................................................................4

ARTICLE 2                    THE MERGER...........................................................................5
          Section 2.1        The Merger...........................................................................5
          Section 2.2        Conversion of Shares.................................................................5
          Section 2.3        Surrender and Payment................................................................6
          Section 2.4        Dissenting Shares....................................................................7
          Section 2.5        Stock Options........................................................................7

ARTICLE 3                    THE SURVIVING CORPORATION............................................................8
          Section 3.1        Certificate of Incorporation.........................................................8
          Section 3.2        Bylaws...............................................................................8
          Section 3.3        Directors and Officers...............................................................8

ARTICLE 4                    REPRESENTATIONS AND WARRANTIES.......................................................8
          Section 4.1        Representations and Warranties of the Company........................................8
                  (a)        Organization, Standing and Corporate Power...........................................8
                  (b)        Subsidiaries.........................................................................9
                  (c)        Capital Structure...................................................................10
                  (d)        Authority; Noncontravention.........................................................11
                  (e)        SEC Documents; Financial Statements; No Undisclosed Liabilities.....................12
                  (f)        Disclosure Documents................................................................13
                  (g)        Absence of Certain Changes or Events................................................14
                  (h)        Litigation..........................................................................15
                  (i)        Absence of Changes in Stock or Benefit Plans........................................16
                  (j)        Participation and Coverage in Benefit Plans.........................................16
                  (k)        ERISA Compliance....................................................................16
                  (l)        Taxes...............................................................................18
                  (m)        State Takeover Statutes.............................................................20
                  (n)        Brokers; Schedule of Fees and Expenses..............................................20
                  (o)        Licenses and Permits; Agents........................................................20
                  (p)        Contracts; Debt Instruments; Leases.................................................22
                  (q)        Opinion of Financial Advisor........................................................24
                  (r)        Interests of Officers and Directors.................................................24
                  (s)        Technology..........................................................................24
                  (t)        Change of Control...................................................................25
                  (u)        Environmental.......................................................................25
                  (v)        Title to Properties.................................................................27

                  (w)        Other Obligations...................................................................27
                  (x)        Public Utility Holding Company Act; Non-Utility Status..............................28
                  (y)        Year 2000...........................................................................28
                  (z)        Insurance...........................................................................29
                  (aa)       Investments.........................................................................29
                  (bb)       Investment Company..................................................................30
                  (cc)       Internal Controls...................................................................30
                  (dd)       Assumed and Ceded Reinsurance Agreements............................................30
                  (ee)       Accounts with Financial Institutions................................................32
                  (ff)       Minute Books; Stock Books; Officers and Directors...................................32
                  (gg)       Continuing Business Relationships...................................................32
                  (hh)       Insurance Reserves..................................................................32
                  (ii)       Disclosure..........................................................................33
          Section 4.2        Representations and Warranties of Parent and Merger Subsidiary......................33
                  (a)        Organization, Standing and Corporate Power..........................................33
                  (b)        Authority; Noncontravention.........................................................33
                  (c)        Disclosure Documents................................................................34
                  (d)        Financing...........................................................................35

ARTICLE 5                    COVENANTS OF THE COMPANY............................................................35
          Section 5.1        Conduct of Business.................................................................35
          Section 5.2        Shareholder Meeting; Proxy Material.................................................37
          Section 5.3        Access to Information...............................................................38
          Section 5.4        Other Offers........................................................................39
          Section 5.5        Rights Agreement....................................................................39
          Section 5.6        State Takeover Statutes.............................................................40
          Section 5.7        Regulatory Filings..................................................................40
          Section 5.8        Affirmative Actions.................................................................40
          Section 5.9        Termination of Benefit Plans........................................................41

ARTICLE 6                    COVENANTS OF PARENT.................................................................41
          Section 6.1        Obligations of Merger Subsidiary....................................................41
          Section 6.2        Voting of Shares....................................................................41
          Section 6.3        Director and Officer Liability......................................................41
          Section 6.4        Employees...........................................................................43

ARTICLE 7                    COVENANTS OF PARENT AND THE COMPANY.................................................43
          Section 7.1        HSR Act Filings; Other Filings Reasonable Efforts; Notification.....................43
          Section 7.2        Public Announcements................................................................46
          Section 7.3        Confidentiality.....................................................................46
          Section 7.4        Interim Financial Statements........................................................46

ARTICLE 8                    CONDITIONS TO THE MERGER............................................................47
          Section 8.1        Conditions to the Obligations of Each Party.........................................47

ARTICLE 9                    TERMINATION.........................................................................48
          Section 9.1        Termination.........................................................................48
          Section 9.2        Effect of Termination...............................................................48

ARTICLE 10                   MISCELLANEOUS.......................................................................49
          Section 10.1       Notices.............................................................................49
          Section 10.2       Survival of Representations and Warranties..........................................49
          Section 10.3       Amendments; No Waivers..............................................................50
          Section 10.4       Fees and Expenses...................................................................50
          Section 10.5       Successors and Assigns..............................................................51
          Section 10.6       Governing Law.......................................................................51
          Section 10.7       Counterparts; Effectiveness; Interpretation.........................................51
          Section 10.8       Enforcement.........................................................................52
          Section 10.9       Severability........................................................................52
          Section 10.10      Entire Agreement; No Third Party Beneficiaries......................................52

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of October 11, 1999, is entered into among The Centris Group, Inc., a Delaware corporation (the "Company"), HCC Insurance Holdings, Inc., a Delaware corporation ("Parent"), and Merger Sub of Delaware, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary").

         WHEREAS, the respective Boards of Directors of the Company, the Parent and the Merger Subsidiary have determined that it is advisable and in the best interests of their respective shareholders for the Parent and Merger Subsidiary to acquire the Company upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the Company, the Parent and the Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

         WHEREAS, and furtherance of such acquisition, Parent proposes to cause Merger Subsidiary to make the Offer (as defined in Section 1.1(a)) to purchase all of the issued and outstanding shares of common stock, par value $.01 per share of the Company together with attached right to purchase shares (the "Common Stock") upon the terms and subject to the conditions of this Agreement and the Board of Directors of the Company (the "Board" or the "Board of Directors") has unanimously approved the Offer and recommended that the shareholders of the Company accept the Offer; and

         WHEREAS, the respective Boards of Directors of the Company, the Parent and Merger Subsidiary have deemed advisable and have approved the Offer and the Merger (as defined in Section 2.1) of the Merger Subsidiary with and into the Company upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, the Company and the Parent have determined it is advisable and in the best interests of the shareholders of the Company, for the Company to grant an option to Parent to acquire shares of Common Stock and have entered into a Stock Option Agreement dated the date hereof providing therefor.

         NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, and subject to the terms and conditions herein set forth, the parties hereto do hereby agree as follows:


                                   ARTICLE 1
                                   THE OFFER

         Section 1.1       The Offer.

                  (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Merger Subsidiary shall, as promptly as practicable after the date hereof, but in no event later than the first Business

         Day (as defined in Rule 14b-1(c)(6) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")), following the execution of this Agreement, issue a public announcement of the execution of this Agreement and as promptly as practicable, but in any event within five Business Days following the public announcement of the terms of this Agreement, commence an offer (the "Offer") to purchase all of the outstanding shares of common stock, par value $.01 per share together with attached rights to purchase shares (the "Shares"), of the Company at a price of $12.50 per Share, net to the seller in cash. Such Offer shall remain open for a period not to exceed 30 Business Days (the "Offer Period") subject to extension as provided below. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Parent and Merger Subsidiary, represents at least a majority (the "Minimum Condition") of the total number of outstanding Shares, assuming the exercise of all outstanding options, rights and convertible securities (if any) (other than options to be canceled pursuant to Section 2.5 hereof, and Shares to be issued pursuant to the Stock Option Agreement defined herein) and the issuance of all Shares that the Company is obligated to issue (such total number of outstanding Shares being hereinafter referred to as the "Fully Diluted Shares") and to the other conditions set forth in Annex I hereto. Parent and Merger Subsidiary expressly reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided however, that, without the written consent of the Company, no change may be made which (i) except as provided in the next sentence, extends the Offer; (ii) changes the form of consideration to be paid for the Shares, (iii) decreases the price per Share or the number of Shares sought in the Offer, (iv) imposes conditions to the Offer in addition to those set forth in Annex I, (v) changes or waives the Minimum Condition, or (vi) makes any other change to any condition to the Offer set forth in Annex I which is materially adverse to the holders of Shares. Notwithstanding the foregoing, without the consent of the Company, Merger Subsidiary may (i) extend the Offer Period until all of the conditions to the Merger Subsidiary's obligation to purchase Shares shall be satisfied or waived, including, without limitation, any period required (A) by any rule, regulation, interpretation, or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer; or (B) pursuant to the HSR Act, defined below, shall have terminated, or (C) to obtain necessary approval of each state insurance regulatory agency required for consummation of the Offer, (ii) extend the Offer Period for a period of not more than 10 Business Days beyond the expiration thereof, as such may be extended pursuant to subparagraph (i) hereof, (iii) extend the Offer Period for an additional period of not more than 10 Business Days beyond that permitted by subparagraphs (i) and (ii) hereof if on the date of such extension, less than ninety percent (90%) of the Fully Diluted Shares have been validly tendered and not properly withdrawn pursuant to the Offer, and (iv) extend the Offer for any reason for a period of not more than five Business Days beyond the latest Expiration Date that would be otherwise permitted under clauses
         (i), (ii), or (iii) of this sentence. Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions of the Offer, Merger Subsidiary shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration of the Offer.

                  (b) A soon as practicable on the date of commencement of the Offer, Parent and Merger Subsidiary shall (i) file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents") and (ii) cause the Offer Documents to be disseminated to holders of Shares. Parent, Merger Subsidiary and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Parent and Merger Subsidiary agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Subsidiary agree to provide the Company and its counsel in writing with any comments Parent, Merger Subsidiary or their counsel may receive from the SEC or its staff, including, but not limited to, comments with respect to the Offer Documents, promptly after receipt of such comments. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC.

         Section 1.2       Company Action.

                  (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has
         (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (defined below in Section 2.1), the Stock Option Agreement dated as of the date hereof (the "Stock Option Agreement") and the Shareholder Option Agreement, dated as of the date hereof (the "Shareholder Option Agreement"), among the shareholders of the Company that are named therein and Merger Subsidiary, and the transactions contemplated thereby, are fair to and in the best interest of the Company's shareholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer, the Merger, the Stock Option Agreement and the Shareholder Option Agreement and the transactions contemplated thereby, which approval satisfies in full the requirements of Section 203 of the General Corporation Law of the State of Delaware (the "Delaware Law"), (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its shareholders, and (iv) determined that the consummation of the transactions contemplated hereby including the Offering, the Merger, the Stock Option Agreement and the Shareholder Option Agreement and thereby have not, and will not, cause the Rights, as defined herein, to become exercisable. The Company further represents that Advest Investment Banking, Inc. ("Advest") has delivered to the Company's Board of Directors its opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company has been advised that each of its directors and executive officers presently intend either to tender their Shares pursuant to the Offer or to vote in favor of the Merger. The Company will promptly furnish Parent and Merger

         Subsidiary with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and will provide to Parent and Merger Subsidiary such additional information (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent or Merger Subsidiary may reasonably request in connection with the Offer.

                  (b) As soon as practicable on the day that the Offer is commenced the Company will file with the SEC and disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which shall reflect the recommendations of the Company's Board of Directors referred to above, subject to the fiduciary duties of the Board of Directors of the Company as advised in writing by Gibson, Dunn & Crutcher LLP, counsel to the Company. The Company, Parent and Merger Subsidiary each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the
         Schedule 14D-9 prior to its being filed with the SEC.

         Section 1.3 Directors.

                  (a) Effective upon the payment by Merger Subsidiary for a majority of the Shares pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of
         (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Parent or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both; provided however, that, prior to the Effective Time (defined below), the Company's Board of Directors shall always have one member who is neither a designee nor an affiliate of Parent or Merger Subsidiary nor an employee of the Company (an "Independent Director"). If the number of Independent Directors is reduced below one for any reason prior to the Effective Time the departing Independent Director shall be entitled to designate a person to fill such vacancy. No action proposed to be taken by the Company to amend or terminate this Agreement or waive any action by Parent or Merger Subsidiary shall be effective without the approval of the Independent Director. At such times, the Company will use its best efforts to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Company's Board of Directors of (x) each committee of the Board, (y) each board of directors of each Subsidiary (defined below) and (z) each committee of each such board.

                  (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section
         1.3. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.


                                   ARTICLE 2
                                   THE MERGER

         Section 2.1 The Merger.

                  (a) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

                  (b) As soon as practicable after satisfaction of or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or, with the consent of the Independent Director, at such later time as is specified in the certificate of merger (the "Effective Time").

                  (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

         Section 2.2 Conversion of Shares. At the Effective Time:

                  (a) each Share held by the Company as treasury stock or owned by Parent, Merger Subsidiary or any subsidiary of either of them immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

                  (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

                  (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.2(a) or as provided in Section 2.4 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $12.50 in cash without interest (the "Merger Consideration").

         Section 2.3 Surrender and Payment.

                  (a) Prior to the Effective Time, Parent shall appoint an exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares (the "Exchange Fund"). For purposes of determining the Merger Consideration to be made available, Parent shall assume that no holder of Shares will perfect the right to appraisal of Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in this Section 2.3. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

                  (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, and such other documents as shall be reasonably requested, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

                  (c) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "person" or "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                  (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 2.

                  (e) Any portion of the Exchange Fund made available to the Exchange Agent pursuant to Section 2.3(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any person previously entitled thereto.

                  (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

         Section 2.4 Dissenting Shares. Notwithstanding Section 2.2, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses the right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

         Section 2.5 Stock Options.

                  (a) At the time that Merger Subsidiary has accepted for payment all Shares validly transferred and not withdrawn pursuant to the Offer, each outstanding Company Option (defined below) shall be canceled, and each holder of any such option shall be paid by Merger Subsidiary promptly for each such option an amount determined by multiplying (i) the excess, if any, of $12.50 per Share over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased had such holder exercised such option in full immediately prior to the time that Merger Subsidiary has accepted for payment all Shares validly transferred and not withdrawn pursuant to the Offer (as if such Company Option was exercisable in full). "Company Option" means any option granted, whether or not exercisable, and not exercised or expired, to a current or former employee, director or independent contractor of the Company or any of its subsidiaries or any predecessor thereof to purchase Shares pursuant to any stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of its subsidiaries or any predecessor thereof (collectively, the "Stock

         Plans") or any other contract or agreement (other than the Stock Option Agreement) entered into by the Company or any of its subsidiaries.

                  (b) As soon as practicable following the date of this Agreement, the Company shall use its best efforts to (i) obtain any consents from holders of Company Options and (ii) make any amendments to the terms of such Stock Plans or arrangements that, in the case of either clauses (i) or (ii), are necessary to give effect to the transactions contemplated by Section 2.5(a). Notwithstanding any other provision of this Section 2.5, payment may be withheld in respect of any Company Option until necessary consents are obtained. All amounts payable pursuant to this Section 2.5 shall be subject to, and reduced by, any required withholding of taxes and shall be paid without interest.


                                   ARTICLE 3
                           THE SURVIVING CORPORATION

         Section 3.1 Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to the name of the Company.

         Section 3.2 Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

         Section 3.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.


                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

         Section 4.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Subsidiary as follows:

                  (a) Organization, Standing and Corporate Power. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a Material

         Adverse Effect, as defined below, on the Company and its subsidiaries taken as a whole. The Company has delivered to Parent complete and correct copies of its Certificate of Incorporation and By-Laws and the certificates of incorporation or other charter or organizational documents and by-laws of its subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests) of which is owned directly or indirectly by such first person. As used herein "Material Adverse Effect" means with respect to the Company, any change in, or effect on, the Company or the business of the Company; in each case including its subsidiaries taken as a whole, which is, or which is reasonably likely to be, materially adverse to the business, operations, assets, liabilities, results of operations, condition (financial or otherwise), prospects, insurance licenses or other material permits of the Company or its subsidiaries or which will, or is reasonably likely to, prevent or materially delay, the transactions contemplated by this Agreement, provided, however, (i) that any effect on the Company or the business of the Company which is due to, arises from, or relates to any action taken by the Company or its subsidiaries after the date of this Agreement at the request of or done at the direction or with the consent of the Parent shall not be considered to have a Material Adverse Effect for any purpose under this Agreement and (ii) provided, further, that a Material Adverse Effect on the Company shall not be deemed to have occurred as a result of (w) the Company establishing additional reserves and taking other charges at September 30, 1999 in the amount of $13.5 million; (x) the Company's independent actuarial review of the Company's reserves and all other aspects of the Company's business, as contemplated by
         Section 5.8 hereof, and the establishment of appropriate reserve adjustments and other charges (collectively the "Charges") so long as the Charges do not exceed $17 million in the aggregate (there being no presumption that the establishment of reserves or charges in excess of $17 million either will or will not have a Material Adverse Effect);
         (y) any change (including changes in the market value of invested assets) in general economic conditions affecting the insurance business or their holding companies generally; or (z) the termination of the Management Agreements between the Company and The Continental Insurance Company as a result of a change of control.

                  "Material Adverse Effect" with respect to the Parent, means any change in, or effect on, the Parent which is, or which is reasonably likely to be, materially adverse to the Parent's operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, on a consolidated basis, or which will prevent or materially delay the transactions contemplated by this Agreement.

                  (b) Subsidiaries.

                           (i) Section 4.1(b) of the disclosure schedule
                  delivered by the Company to Parent and Merger Subsidiary prior to the execution of this Agreement (the "Disclosure Schedule") lists each subsidiary of the Company and its respective jurisdiction of incorporation and each state in which the Company and each of its subsidiaries is licensed or qualified to carry out its businesses. Except as disclosed in Section 4.1(b) of the Disclosure Schedule, all of the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any person except as disclosed in
                  Section 4.1(b)(i) of the Disclosure Schedule.

                           (ii) Except as set forth in Section 4.1(b)(ii) of
                  the Disclosure Schedule there are no corporations, partnerships, limited liability companies, joint ventures, associations or other entities (A) in which the Company owns, of record or beneficially, any direct or indirect equity, membership or other interest or any right (contingent or otherwise) to acquire the same, or (B) which the Company controls, directly or indirectly, by contract or proxy or otherwise, alone or in combination with any other Person. As used herein, unless the context otherwise requires, the term "Company" includes the Company and each of its subsidiaries.

                  (c) Capital Structure. The authorized capital stock of the Company (and not its subsidiaries) consists of 40,000,000 Shares and 5,000,000 shares of Preferred Stock of the Company. As of the date of this Agreement, (i) 11,536,076 Shares were issued and outstanding,
         (ii) 928,824 Shares were held by the Company in its treasury or by any of the Company's subsidiaries, and (iii) 1,060,453 Shares were reserved for issuance pursuant to the outstanding Company Options. No Shares of Preferred Stock were outstanding. All outstanding Shares of the Company are, and all Shares which may be issued pursuant to the Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 4.1(c) of the Disclosure Schedule, there are no bonds, debentures, notes, warrants or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above and in Section 4.1(c) of the Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 4.1(c) of the Disclosure Schedule, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its subsidiaries or any securities of the type described in the two immediately preceding sentences. The Company has delivered to Parent complete and correct copies of the Stock Plans and all forms of Company Options. Section 4.1(c) of the Disclosure Schedule sets forth a complete and accurate list of all Company Options outstanding as of the date of this Agreement and the exercise price of each outstanding Company Option. The authorized and outstanding capital stock of each of the Company's subsidiaries is set forth in Section 4.1(c) of the Disclosure Schedule.

                  (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, except for any required approval by the Company's shareholders in connection with the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, except for any required approval by the Company's shareholders in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. Except as set forth in Section 4.1(d) of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the Certificate of Incorporation or By-Laws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets other than, in the case of clause (ii) or (iii) above, any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate could not reasonably be expected to (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by (collectively, "Consents") any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a certificate of merger in accordance with Delaware Law and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (iii) compliance with any applicable requirements of the Exchange Act, (iv) such notices, filings and consents as may be required under relevant state property transfer or environmental laws, (v) filing with the insurance regulatory agencies set forth in Section 4.1(d) of the Disclosure Schedule, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings as to which the failure to obtain or make could not reasonably be expected to (x) have a Material Adverse Effect or (y) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                  (e) SEC Documents; Financial Statements; No Undisclosed Liabilities.

                           (i) The Company has filed all required reports,
                  schedules, forms, statements and other documents with the SEC since January 1, 1996 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to the items set forth in Section 4.1(e) of the Disclosure Schedule, and in the case of unaudited statements, to normal, recurring year-end audit adjustments). Except as set forth in the Company Filed SEC Documents (defined below) or on Section 4.1(e) of the Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) and there is no existing condition, situation or set of circumstances which are required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, except for liabilities which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                           (ii) The Company has heretofore delivered to the
                  Parent true and complete copies of the Annual Statutory Statements and the Quarterly Statutory Statements filed with each Governmental Entity. Each of the Annual Statutory Statements and Quarterly Statutory Statements was prepared in accordance with Statutory Accounting Practices ("SAP") consistently applied throughout the periods involved, was prepared in accordance with the books and records of the Company, has been audited by the Company's independent public accountants (the "Company's Accountants"), and presents fairly the statutory financial position of the Company at the respective dates thereof and the statutory results of operations and cash flows of the Company for the respective periods then ended, subject to the items set forth in Section 4.1(e) of the Disclosure Schedule, except that the Quarterly Statutory Statements have not been audited and are subject to normal recurring year-end audit adjustments. Except as set forth in Section 4.1(e) of the Disclosure Schedule, each of the Annual Statutory Statements and Quarterly Statutory Statements (i) complies in all material respects with the Insurance Codes, rules and regulations of any jurisdiction in which such statements are required to be filed, (ii) was complete and correct in all material respects when filed,
                  (iii) was filed with or submitted to each jurisdiction in which such statements are required to be filed in a timely manner on forms prescribed or permitted by each such jurisdiction, and (iv) was not prepared utilizing any material accounting practices that are permitted rather than prescribed by each such jurisdiction. Except as set forth in
                  Section 4.1(e) of the Disclosure Schedules, no material deficiency has been asserted with respect to any of the Annual Statutory Statements or Quarterly Statutory Statements by any Governmental Entity.

                  (f) Disclosure Documents.

                           (i) Each document required to be filed by the
                  Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

                           (ii) At the time the Company Proxy Statement or any
                  amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.1(f)(ii) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Subsidiary specifically for use therein.

                           (iii) The information with respect to the Company or
                  any subsidiary that the Company furnishes to Parent or Merger Subsidiary in writing specifically for use in the Offer Documents will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents") or in Section 4.1(g) of the Disclosure Schedule, since December 31, 1998, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any event, occurrence or development of a state of circumstances which has had or could reasonably be expected to have a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its subsidiaries, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv)
         (A) any granting by the Company or any of its subsidiaries to any current or former director, officer or employee of the Company or any of its subsidiaries of any increase in compensation or benefits, except in the ordinary course of business consistent with past practice, (B) any granting by the Company or any of its subsidiaries to any such director, officer or employee of any increase in severance or termination pay (including the acceleration in the exercisability of Company Options or in the vesting of Shares (or other property) or the provision of any tax gross-up), except as was required under employment, severance or termination agreements or plans in effect as of December 31, 1998 which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, or (C) any entry by the Company or any of its subsidiaries into any employment, deferred compensation, severance or termination agreement with any such current or former director, officer or employee, except in the ordinary course of business consistent with past practice, (v) any damage, destruction or loss, whether or not covered by insurance, that has had or could have a Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company or any of its subsidiaries, except insofar as may have been required by a change in generally accepted accounting principles,
         (vii) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries, (viii) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any material indebtedness for borrowed money other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $250,000 in the aggregate, (ix) any creation or assumption by the Company or any of its subsidiaries of any Lien on any asset other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $250,000 for any one transaction or $500,000 in the aggregate,
         (x) any making of any loan, advance or capital contributions to or investment in any person other than (A) made in the ordinary course of business consistent with past practice, but in no event in the amount of more than $100,000 for any one transaction or $150,000 in the aggregate and (B) investments in cash equivalents made in the ordinary course of business consistent with past practice, (xi) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to its assets or business (including the acquisition or disposition of any assets or the merger or consolidation with any person) or any relinquishment by the Company or any of its subsidiaries of any contract or other right, in either case, material to the Company or any of its subsidiaries, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement, but in no event representing commitments on behalf of the Company or any of its subsidiaries of more than $250,000 for any transaction or $500,000 for any series of transactions, (xii) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, which employees were not subject to a collective bargaining agreement at December 31, 1998, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees or (xiii) any agreement, commitment, arrangement or undertaking by the Company or any of its subsidiaries to perform any action described in clauses (i) through (xii).

                  (h) Litigation. Except as disclosed in Section 4.1(h) of the Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to (i) have a Material Adverse Effect, (ii) impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Section 4.1(h) of the Disclosure Schedule sets forth, with respect to any pending suit, action or proceeding to which the Company or any of its subsidiaries is a party, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed. Any representation or warranty in this Agreement which is expressed as made to the Company's knowledge or to the knowledge of the Company means the knowledge, after reasonable investigation and due inquiry, of the officers of the Company listed on Schedule 4.1(h) of the Disclosure Schedule.

                  (i) Absence of Changes in Stock or Benefit Plans. Except as disclosed in Section 4.1(i) of the Disclosure Schedule, since December 31, 1998, and through the date hereof, there has not been (i) any acceleration, amendment or change of the period of exercisability or vesting of any Company Options or restricted stock, stock bonus or other awards under the Stock Plans or any other options to purchase Shares or stock of any subsidiary of the Company (including any discretionary acceleration of the exercise periods or vesting by the Company's Board of Directors or any committee thereof or any other persons administering a Stock Plan) or authorization of cash payments in exchange for any Company Options, restricted stock, stock bonus or other awards granted under any of such Stock Plans or any other options to purchase Shares as stock of any subsidiary of the Company or (ii) any adoption or amendment by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, workers' compensation, disability, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by the Company or any of its subsidiaries or ERISA affiliates (as hereafter defined) (collectively, "Benefit Plans") other than immaterial amendments to any such Benefit Plan. Section 4.1(i) of the Disclosure Schedule sets forth for each of the fifteen most highly compensated employees of the Company, the aggregate maximum amount of all termination, severance or other similar benefits to which such employee is entitled in connection with the Merger and the other transactions contemplated by this Agreement.

                  (j) Participation and Coverage in Benefit Plans. Except as set forth in Section 4.1(j) of the Disclosure Schedule, there has been no adoption of, or amendment to, or change in employee participation or coverage under, or written interpretation or announcement (whether or not written) by the Company or any of its subsidiaries relating to, any Benefit Plans which would increase materially the expense of maintaining such Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 1998.

                  (k) ERISA Compliance.

                           (i) Except as otherwise indicated therein, Section
                  4.1(k) of the Disclosure Schedule lists all Benefit Plans and "employee benefit plans" (defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), currently maintained, or contributed to, by the Company or any of its subsidiaries or ERISA affiliates (defined below) for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries or ERISA affiliates or under which the Company or any of its subsidiaries or ERISA affiliates has any liability. The Company has delivered to Parent a complete copy of (A) the current plan document for each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (B) a copy of the most recent Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Benefit Plan for which a summary plan description is required, (D) each trust agreement and group annuity or insurance contract relating to any Benefit Plan, and (E) to the extent still in the Company's possession, all material correspondence to or from the Internal Revenue Service or the Department of Labor from January 1, 1996 through the date hereof to or from the Internal Revenue Service or the Department of Labor relating to any Benefit Plan. For purposes of this Agreement, "ERISA affiliate" of the Company means any person which, together with the Company or any of its subsidiaries, would be treated as a single employer under
                  Section 414 of the Internal Revenue Code of 1986, as amended (the "Code").

                           (ii) Except as set forth in Section 4.1(k) of the
                  Disclosure Schedule, to the knowledge of the Company, each Benefit Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations except as would not have a Material Adverse Effect and is, to the extent required by applicable law or contract, fully funded on a termination basis without having any deficit or unfunded actuarial liability. Any Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Tax Reform Act of 1986 and, to Company's knowledge, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax qualified status of any Benefit Plan intended to be qualified under Code Section 401(a).

                           (iii) Except as set forth in Section 4.1(k) of the
                  Disclosure Schedule, no Benefit Plan is or ever has been covered by Title IV of ERISA or Section 412 of the Code and none of the Company, any of its subsidiaries, or any ERISA affiliate has ever participated in, maintained, or contributed to any such plan. To the knowledge of the Company, neither the Company nor any of its subsidiaries or ERISA affiliates has incurred or expects to incur any liability under Title IV of ERISA or any liability or penalty under Section 4975 or 4980B of the Code or Section 502(i) of ERISA. To the knowledge of the Company, none of the Company, any of its subsidiaries, or any ERISA affiliate has ever engaged in, or is a successor or affiliate of any entity that has engaged in, a transaction which is described in Section 4069 of ERISA.

                           (iv) Except as set forth in Section 4.1(k) of the
                  Disclosure Schedule, to the Company's knowledge, there are no pending or anticipated material claims against or otherwise involving any of the Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Benefit Plan activities) has been brought against or with respect to any Benefit Plan.

                           (v) Except as set forth in Section 4.1(k) of the
                  Disclosure Schedule, to the Company's knowledge, all material contributions, reserves or premium payments, required to be made as of the date hereof to or with respect to the Benefit Plans have been made or provided for except as would not have a Material Adverse Effect.

                           (vi) Except as set forth in Section 4.1(k) of the
                  Disclosure Schedule, or as otherwise required by law, neither the Company nor any of its subsidiaries or ERISA affiliates has any obligations for post-retirement or post-termination health (including medical, dental and vision), life (including accidental death and dismemberment), and/or long term disability benefits under any Benefit Plan. Except as set forth in Section 4.1(k) of the Disclosure Schedule, each Benefit Plan, including each plan providing coverage or benefits for retired employees and/or their beneficiaries, may be amended or terminated at any time by the Company or any of its subsidiaries or ERISA affiliates. None of the Benefit Plans are self-insured "multiple employer welfare arrangements" as such term is defined in Section 3(40) of ERISA.

                  (l) Taxes. As used in this Agreement, "tax" or "taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or similar governmental charges or assessments as well as any interest, penalties and additions thereto.

                           (i) The Company and each of its subsidiaries have
                  timely filed all tax returns, statements, reports and forms required to be filed with any tax authority and in accordance with all applicable laws. All such tax returns are correct and complete in all material respects. All taxes owed by the Company and any of its subsidiaries (whether or not shown on any tax return) have been paid (excluding any taxes owed but not yet due). There are no Liens on any of the assets of the Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any tax.

                           (ii) The Company and each of its subsidiaries has
                  withheld and timely paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

                           (iii) To the knowledge of the Company, there is no
                  potential assessment by a taxing authority of any additional taxes against the Company or any of its subsidiaries for any period for which tax returns have been filed. Except as set forth in Section 4.1 (l) (iii) of the Disclosure Schedule no dispute or claim concerning any tax liability of the Company or any of its subsidiaries has been proposed or claimed in writing by any authority. The Company has provided Parent with a list of all Federal, state, local, and foreign income tax returns filed with respect to the Company and any of its subsidiaries for taxable periods ended on or after December 31, 1994, indicating those tax returns that have been audited, and indicating those tax returns that currently are the subject of audit. The Company has provided Parent with correct and complete copies of all its Federal income tax returns, and examination reports, and statements of deficiencies assessed against or agreed to by the Company and any of its subsidiaries since December 31, 1994.

                           (iv) Neither the Company nor any of its subsidiaries
                  has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

                           (v) Neither the Company nor any of its subsidiaries
                  has filed a consent pursuant to Section 341(f) of the Code concerning collapsible corporations. Except as set forth on
                  Section 4.1(l)(v) of the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any tax allocation or sharing agreement. Neither the Company nor any of its subsidiaries has any liability for the taxes of any person (other than the Company and any of its subsidiaries that is currently a member of the Company's affiliated group filing a consolidated federal income tax return) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           (vi) As of the date of the most recent financial
                  statements included in the Company Filed SEC Documents, the unpaid taxes of the Company and its subsidiaries did not exceed the reserve for taxes (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) established in such financial statements.

                           (vii) Neither the Company nor any of its
                  subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period by reason of a change in accounting method; nor does the Company or any of its subsidiaries have any knowledge that the Internal Revenue Service (or other taxing authority) has proposed or is considering proposing, any such change in accounting method. Except as set forth on Section 4.1(l)(vii) of the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, contract, or arrangement that, individually or collectively, could give rise to the payment of any amount (whether in cash or property, including Company Stock) that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m), 162(n) or 280G of the Code.

                           (viii) The Company qualifies as an insurance company
                  under the Code and the Company has received no notice or other communication relating to or affecting such qualification of the Company as an insurance company.

                           (ix) Section 4.1(l)(ix) of the Disclosure Schedule
                  contains a list of all states, territories and jurisdictions (foreign or domestic) to which any tax is properly payable by the Company. No claim has ever been made by any taxing authority in a jurisdiction in which the Company does not file tax returns that it is or may be subject to tax in that jurisdiction.

                  (m) State Takeover Statutes. The Board of Directors of the Company has approved the Offer, the Merger, this Agreement, and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement, and the transactions contemplated hereby or thereby, the provisions of Section 203 of Delaware Law. To the best of the Company's knowledge, no other "fair price", "moratorium", "control share acquisition", or other anti-takeover statute or similar statute or regulation, applies or purports to apply to the Offer, the Merger, the Shareholder Option Agreement, this Agreement, the Stock Option Agreement or any of the transactions contemplated hereby or thereby.

                  (n) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Advest, the fees and expenses of which will be paid by the Company (and a copy of whose engagement letter and a calculation of the fees that would be due thereunder has been provided to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. No such engagement letter obligates the Company to continue to use the services or pay fees or expenses in connection with any future transaction.

                  (o) Licenses and Permits; Agents.

                           (i) Except as set forth in Section 4.1(o)(i) of the
                  Disclosure Schedule, the Company and its subsidiaries have all governmental licenses, permits and authorizations (other than those relating to the writing of insurance which are covered by the next sentence) necessary to carry on the Business now being conducted by the Company and its subsidiaries (collectively, the "Permits"), all of which are valid and in full force and effect, except for such Permits the absence of which, individually or in the aggregate, would not have a Material Adverse Effect. The Company and its subsidiaries have been, and are, in compliance in all material respects with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders of any Governmental Entity, except for such non-compliance which, individually or in the aggregate would not have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice from any Governmental Entity or any other person that either the Company or any of its subsidiaries is in violation of, or has violated, any applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders. Section 4.1(o)(i) of the Disclosure Schedule lists all jurisdictions in which the Company is licensed, authorized or permitted to write insurance or reinsurance. The Company has been duly authorized by the relevant state, foreign and other insurance regulatory authorities to write the lines of insurance or reinsurance that it is currently writing in the respective jurisdictions in which it does business. Except as set forth in Section 4.1(o)(i) of the Disclosure Schedule, the Company does not conduct any business or underwrite reinsurance in any foreign jurisdiction which requires any license or approval for the Company to conduct its business as currently conducted. No insurance regulator in any state has notified the Company, orally or in writing, that the Company is commercially domiciled in any jurisdiction, and the Company is not aware of any facts that would result in the Company being commercially domiciled in any state. The insurance licenses listed in Section 4.1(o)(i) of the Disclosure Schedule are the licenses necessary for the Company to conduct the business in the manner and in the areas in which such business is currently being conducted except where the failure to be so licensed would not, individually or in the aggregate, have a Material Adverse Effect, and all of the insurance licenses are valid and in full force and effect. The Company has not received any notice, oral or written, that it has, and to its knowledge it has not, engaged in any activity which would cause modification, limitation, non-renewal, revocation or suspension of any insurance license or permit, and no action, inquiry, investigation or proceeding looking to or contemplating the revocation, modification, limitation, non-renewal or suspension of any thereof is pending or threatened. Except as set forth in
                  Section 4.1(o)(i) of the Disclosure Schedule, (i) all reports, statements, documents, registrations, filings and submissions to state insurance regulatory authorities complied in all respects with applicable law in effect when filed and (ii) no deficiencies have been asserted by any such regulatory authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been satisfied except to the extent that any failure to file such items or such deficiencies would not, individually or in the aggregate, result in a Material Adverse Effect.

                           (ii) To the best of the Company's knowledge, all
                  Persons through whom the Company has placed or sold reinsurance and insurance are duly licensed (to the extent such licensing is required) to sell or place insurance and reinsurance in the jurisdiction where they do so on behalf of the Company. Except as set forth in Section 4.1(o)(ii) of the Disclosure Schedule, no single agent, broker, intermediary or producer generated more than $500,000 of the aggregate gross written premium of the Company during the years ended December 31, 1997 or December 31, 1998 or the period ending August 31, 1999. Except as otherwise set forth in Section 4.1(o)(ii) of the Disclosure Schedule, no Person listed on
                  Section 4.1(o)(ii) of the Disclosure Schedule has given or been given written notice of termination or, to the knowledge of the Company, threatened or been threatened with termination, or threatened or been threatened with a substantial reduction in the amount of premiums to be written by such Person on behalf of the Company. Except as set forth in Section 4.1(o)(ii) of the

                  Disclosure Schedule, the Company is not a party to any managing general agency contracts or other similar arrangements. Except as set forth in Section 4.1(o)(ii) of the Disclosure Schedule, the Company is not a party to any fronting or similar agreement to place or sell reinsurance or insurance for any other Person.

                  (p) Contracts; Debt Instruments; Leases.

                           (i) Except as otherwise disclosed in Section
                  4.1(p)(i)(A)-4.1(p)(i)(F) of the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or subject to:

                                    (A) any union contract, or any employment,
                           consulting, severance, termination, or
                           indemnification agreement, contract or arrangement providing for future payments, written or oral, with any current or former officer, consultant, director or employee which (1) exceeds $25,000 per annum or
                           (2) requires aggregate annual payments or total payments over the life of such agreement, contract or arrangement to such current or former officer, consultant, director or employee in excess of $25,000 or $50,000, respectively, and is not terminable by it or its subsidiary on 30 days' notice or less without penalty or obligation to make payments related to such termination;

                                    (B) any joint venture contract or
                           arrangement or any other agreement which has involved or is expected to involve a sharing of revenues of $50,000 per annum or more with other persons;

                                    (C) any lease for real or personal
                           property;

                                    (D) any material agreement, contract,
                           policy, license, Permit, document, instrument, arrangement or commitment which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired or adversely affected by reason of the execution of this Agreement, the closing of the Offer or the Merger, or the consummation of the transactions contemplated hereby;

                                    (E) any agreement, contract, policy,
                           license, Permit, document, instrument, arrangement or commitment that materially limits the freedom of the Company or any subsidiary of the Company to compete in any line of business or with any person or in any geographic area or which would so materially limit the freedom of the Company or any subsidiary of the Company after the Effective Time; or

                                    (F) any other agreement, contract, policy,
                           license, Permit, document, instrument, arrangement or commitment not made in the ordinary course of business which is material to the Company or any of its subsidiaries.

                           (ii) All contracts, policies, agreements, leases,
                  licenses, Permits, documents, instruments, arrangements and other commitments listed in Section 4.1(p)(i)(A)-4.1(p)(i)(F) and Section 4.1(p)(iv) of the Disclosure Schedule or otherwise disclosed in the Company Filed SEC Documents are valid and binding agreements of the Company or a subsidiary of the Company and are in full force and effect, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law and neither the Company, any of its subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default in any material respect under the terms of any such contract, plan, arrangement, agreement, lease, license, Permit, instrument or other commitment.

                           (iii) Neither the Company nor any subsidiary of the
                  Company is in default in any material respect under the terms of any exclusive license or distribution agreement or arrangement, true and complete copies or descriptions of all of which have been delivered to Parent. To the knowledge of the Company, none of the parties to any of the contracts identified pursuant to the immediately proceeding sentence, in Section 4.1(p)(i)(A)-4.1(p)(i)(F) of the Disclosure Schedule or otherwise disclosed in the Company Filed SEC Documents has terminated, or in any way expressed an intent to materially reduce or terminate the amount of, its business with the Company or any of its subsidiaries in the future.

                           (iv) Set forth in Section 4.1(p)(iv) of the
                  Disclosure Schedule is (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its subsidiaries in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred and (B) the respective principal amounts currently outstanding thereunder. For purposes of this
                  Section 4.1(p)(iv), "indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency swap transactions (valued at the termination value thereof),
                  (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business),
                  (J) all obligations of such person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (K) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

                           (v) All equipment, fixtures and other Properties
                  owned or leased by the Company (including those listed in the Company's Depreciation Ledger in Section 4.1(p)(v) of the Disclosure Schedule) are (i) in good operating condition and repair, reasonable wear and tear excepted, and (ii) adequate for the Business currently conducted by the Company and suitable in all respects for the purposes for which they are being used, except for such failures to be in such good operating condition or adequacy or suitability which, individually and in the aggregate, do not have a Material Adverse Effect.

                  (q) Opinion of Financial Advisor. The Company has received the opinion of Advest, dated the date hereof, a copy of which has been or, within two business days of the date hereof, will be provided to Parent, to the effect that, as of such date, the consideration to be paid in the Offer and the Merger is fair to the Company's shareholders from a financial point of view.

                  (r) Interests of Officers and Directors. None of the Company's or any of its subsidiaries' officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks, trade names, trade secrets or know-how, used in or pertaining to the business of the Company or that of its subsidiaries, or any supplier, distributor or customer of the Company or any of its subsidiaries, except for the normal rights of a shareholder and rights under existing employee Benefit Plans and Stock Plans.

                  (s) Technology.

                           (i) Except as set forth in Section 4.1(s) of the
                  Disclosure Schedule, the Company exclusively owns, or is licensed to use, the rights to all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, trade secrets, know-how, computer software programs or applications and tangible or intangible proprietary information or material that in any material respect are used or proposed to be used in the business of the Company and any of its subsidiaries as currently conducted or proposed to be conducted (the "Company Intellectual Property Rights"). Section 4.1(s) of the Disclosure Schedule lists: (A) all patents, registered trademarks, trade names, registered service marks, registered copyrights, and any applications therefor included in the Company Intellectual Property Rights; and (B) all material licenses and other agreements to which the Company or any of its subsidiaries is a party and pursuant to which the Company or any of its subsidiaries is authorized to use any Company Intellectual Property Right, and includes the identities of the parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Neither the Company nor any of its subsidiaries is, or as a result of the execution, delivery or performance of the Company's obligations hereunder will be, in violation of, or lose any rights pursuant to, any material license or agreement described in
                  Section 4.1(s) of the Disclosure Schedule.

                           (ii) No claims with respect to the Company
                  Intellectual Property Rights have been asserted in writing or, to the knowledge of the Company, are threatened by any person nor does the Company or any subsidiary of the Company know of any valid grounds for any bona fide claims (A) to the effect that the manufacture, sale or use of any product or process as now used or offered or proposed for use or sale by the Company or any subsidiary of the Company infringes on any United States copyright, trade secret, United States patent or other United States intellectual property right of any person, (B) against the use by the Company or any subsidiary of the Company of any Company Intellectual Property Rights, or (C) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights. All granted and issued patents and all registered trademarks and service marks listed in Section 4.1(s) of the Disclosure Schedule and all registered copyrights held by the Company or any of its subsidiaries are valid, enforceable and subsisting. To the Company's knowledge, there has not been and there is not any material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, employee or former employee.

                  (t) Change of Control. Except as disclosed in Section 4.1(t) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) result in any payment (including severance, unemployment compensation, tax gross-up, bonus or otherwise) becoming due to any current or former director, employee or independent contractor of the Company or any of its subsidiaries, from the Company or any of its subsidiaries under any Stock Plan, Benefit Plan, agreement or otherwise, (ii) materially increase any benefits otherwise payable under any Stock Plan, Benefit Plan, agreement or otherwise or (iii) result in the acceleration of the time of payment, exercise or vesting of any such benefits, in each case, that could reasonably be expected to have a Material Adverse Effect.

                  (u) Environmental. Except as set forth in Section 4.1(u) of the Disclosure Schedule, (i) the businesses as presently or formerly engaged in by the Company and its subsidiaries are and have been conducted in compliance in all material respects with all applicable Environmental Laws (defined below), including having all permits, licenses and other approvals and authorizations, during the time the Company (or such subsidiary) engaged in such businesses, (ii) to the knowledge of the Company, the properties presently owned or operated by the Company or any subsidiary of the Company (including soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) ("Company Properties") do not contain any Hazardous Substance (defined below) other than as permitted under applicable Environmental Laws,

         (iii) neither the Company nor any subsidiary of the Company has received any notices, demand letters or requests for information from any federal, state, local or foreign governmental entity or any third party indicating that the Company or any subsidiary of the Company may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of the Company's or any of its subsidiaries' businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or to the knowledge of the Company, threatened against the Company or any subsidiary of the Company with respect to the Company or any subsidiary of the Company or the Company Properties relating to any violation, or alleged violation, of any Environmental Law, (v) to the knowledge of the Company, no reports have been filed, or are required to be filed, by the Company or any subsidiary of the Company concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at Company Properties, (vi) to the knowledge of the Company, no Hazardous Substance has been disposed of, transferred, released or transported from any Company Property during the time such Company Property was owned or operated by the Company or any subsidiary of the Company, other than as permitted under applicable Environmental Law, (vii) to the knowledge of the Company, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Company or any subsidiary of the Company relating to the Company or any subsidiary of the Company or the Company Properties which have not been delivered to Parent prior to the date hereof,
         (viii) to the knowledge of the Company, there are no underground storage tanks on, in or under any of the Company Properties and no underground storage tanks have been closed or removed from any Company Properties while such Company Property was in the ownership of the Company or any subsidiary of the Company, (ix) to the knowledge of the Company, there is no asbestos present in any Company Property presently owned or operated by the Company or any subsidiary of the Company in violation of any Environmental Law, and no asbestos has been removed from any Company Property while such Company Property was owned or operated by the Company or any subsidiary of the Company, (x) none of the Company Properties has been used at any time by the Company or any subsidiary of the Company as a sanitary landfill or hazardous waste disposal site, and (xi) neither the Company nor any subsidiary of the Company has incurred, and to the knowledge of the Company, none of the Company Properties are presently subject to, any liabilities (fixed or contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

                  "Environmental Law" means (i) any federal, state, foreign and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, order, judgment, decree, injunction, requirement or agreement with any governmental entity, (A) relating to the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety or (B) relating to the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as now or hereafter in effect and

         (ii) any common law or equitable doctrine (including injunctive relief) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                  "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. The term "Hazardous Substance" includes any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

                  (v) Title to Properties. Except as set forth in Section 4.1(v) of the Disclosure Schedule,

                           (i) each of the Company and its subsidiaries has
                  good and marketable or indefeasible title to, or valid leasehold interests in, all its properties and assets, free and clear of all Liens, except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties;

                           (ii) each of the Company and each of its
                  subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect and each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases;

                           (iii) all royalties, rentals, and other payments due
                  with respect to the Company's its subsidiaries' leasehold or other property interests have been properly and timely paid, except (A) for payments which will not result in grounds for cancellation of the Company's or its subsidiaries' rights and
                  (B) such failures as would not have a Material Adverse Effect; and

                           (iv) neither the Company nor any of its subsidiaries
                  is in default (and there exists no event or circumstance which with notice or the passage of time or both could constitute a default by the Company or its subsidiaries) under the terms of any leases, or other contracts or agreements respecting the Company's or its subsidiaries' which could (A) interfere in any material respect with the operation or use thereof, (B) prevent the Company or its subsidiaries from receiving the proceeds attributable to their interest therein, (C) result in cancellation of the Company's interest therein, or (D) impair the value of the Company's or its subsidiaries' interest therein.

                  (w) Other Obligations.

                           (i) except as disclosed in Section 4.1(w) of the
                  Disclosure Schedule, none of the Company and its subsidiaries engages in any futures or options trading or is a party to any related price swaps, hedges, futures or similar instruments. Section 4.1(w) of the Disclosure Schedule discloses a true and correct statement of the position, as of the date hereof, of the Company and its subsidiaries with respect to obligations under Fixed Price Contracts (including, with respect to each Fixed Price Contract, location of delivery and variations in the obligation to take or deliver) and price swaps, hedges, futures or similar instruments to which the Company or any of its subsidiaries is a party and that are material to the Company. "Fixed Price Contracts" shall mean any contracts, commitments or agreements (x) having a remaining term of more than sixty
                  (60) days, wherein the purchase or sale price thereunder throughout part of the remaining life of such contract, commitment or agreement is a fixed amount or an amount that is otherwise reasonably determinable as of the date hereof pursuant to the terms of such contract, commitment or agreement, or (y) which has been hedged with futures contracts or otherwise.

                           (ii) neither the Company nor any of its subsidiaries
                  has entered into, or is a party to, or has any obligations under, any contract for property or services that require payment to be made by the Company or its subsidiaries regardless of whether or not delivery is ever made of such property or services.

                  (x) Public Utility Holding Company Act; Non-Utility Status. Except as set forth in Section 4.1(x) of the Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended; (ii) neither the Company nor any of its subsidiaries is a regulated utility under the laws of any state; (iii) no claim or complaint to the effect that the Company or any of its subsidiaries is a regulated utility under the laws of any state has been made to the Company or any of its subsidiaries or by or, to the knowledge of the Company, to any public utilities commission of any state; and (iv) neither the Company nor any of its subsidiaries has offered pipeline service or gas transportation services to the general public or to any significant segment thereof or has dedicated its pipelines or related facilities in any manner to public use.

                  (y) Year 2000. To the knowledge of the Company after due inquiry except as disclosed in Section 4.1(y) of the Disclosure Schedule, all of the MIS Systems (other than immaterial systems) and the Facilities (other than immaterial Facilities) are, or prior to November 1, 1999 will be, Year 2000 Compliant. The Company has made inquiries of all material vendors of products or services to the Company and its subsidiaries as to whether those vendors will continue to furnish their products or services to the Company and its subsidiaries without interruption or material delay, on and after January 1, 2000, and as to whether such products and services are Year 2000 compliant. Section 4.1(y) of the Disclosure Schedule sets forth a list of all vendor and supplier Year 2000 inquiry responses received by the Company. "Year 2000 Compliant" means that (i) the MIS Systems accurately process, provide and/or receive all date/time data (including calculating, comparing, sequencing, processing and outputting) within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (ii) neither the Company's or any of its subsidiaries' provision of their products and services nor the performance on functionality of those products and services will be materially adversely impacted by the transition from the twentieth to the twenty-first century. "Facilities" means any facilities or equipment used by the Company or any of its subsidiaries in any location, including HVAC systems, mechanical systems, elevators, security systems, fire suppression systems, telecommunications systems, fax machines, copy machines, and equipment, whether or not owned by the Company or any of its subsidiaries. "MIS Systems" means any computer software and systems (including hardware, firmware, operating system software, utilities software and applications software) used in the ordinary course of business by or on behalf of the Company or any of its subsidiaries, including in conjunction with the Company's or any of its subsidiaries' payroll, accounting, billing/receivables, inventory, asset tracking, customer service, human resources, and e-mail systems.

                  (z) Insurance. Schedule 4.1(z) of the Disclosure Schedule contains a true and complete list of all insurance policies held by either the Company or any of its subsidiaries. All such policies held by the Company or its subsidiaries, are in full force and effect and all related premiums have been paid to date. There are no pending or to the knowledge of the Company, threatened disputes or communications with or from any insurance carrier denying or disputing any claim or regarding cancellation or nonrenewal of any such policy. Since January 1, 1996, the Company has not failed to give any material notice or to present any material claim under any insurance policy or surety bond in due and timely fashion. The Company has given the Parent the most recently available reports for the Company on: (i) accidents, casualties or damages occurring on or to the properties or assets of the Company; and (ii) claims by the Company for damages, reimbursement of losses, contribution or indemnification under any insurance policy and settlements or negotiations of settlements relating thereto, except with respect to claims pursuant to Reinsurance Agreements or Retrocession Arrangements, each as defined herein.

                  (aa) Investments.

                           (i) The Disclosure Schedule sets forth a true and
                  complete list of all bonds, stocks, mortgages and other investments of any type owned by the Company as of the date hereof (collectively, the "Scheduled Investments"). The Company has good and marketable title to each of the Scheduled Investments.

                           (ii) Except as set forth on the Disclosure Schedule,
                  none of the Scheduled Investments is currently in default in the payment of principal or interest, and, to the knowledge of the Company, no event has occurred which reasonably would be expected to result in a diminution of the value of any nonpublicly traded security owned by the Company.

                           (iii) There are no Liens on any of the Scheduled
                  Investments, except for (i) those Scheduled Investments deposited with governmental authorities, as indicated on the Disclosure Schedule, (ii) Liens which do not materially detract from the value of the Scheduled Investments subject thereto, and (iii) assets pledged to secure assumed reinsurance contract obligations which assets are listed on the Disclosure Schedule.

                           (iv) The Company has not taken or omitted to take,
                  any action which would result in the Company being unable to enforce the terms of any Scheduled Investment or which would cause any Scheduled Investment to be subject to any valid offset, defense or counterclaim against the right of the Company to enforce the terms of such Scheduled Investment.

                           (v) Except as disclosed on Section 4.1(aa)(v) of the
                  Disclosure Schedule, since December 31, 1998, the Company has not (i) purchased or otherwise invested in, or committed to purchase or otherwise invest in, any interest in real property (including without limitation any extension of credit secured by a mortgage or deed of trust), (ii) purchased or otherwise invested in, or committed to purchase or otherwise invest in, bonds, notes, debentures or other evidences of indebtedness rated lower than "Baa" by Moody's Investors Service Inc. or "BBB" by Standard & Poor's Corporation at the time of purchase, (iii) entered into any contract, agreement or arrangement with any affiliate with respect to the purchase or other acquisition, sale or other disposition or allocation of any Scheduled Investment or (iv) entered into any contract, agreement or arrangement with respect to any foreign investments.

                  (bb) Investment Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940.

                  (cc) Internal Controls. The Company maintains a system of internal accounting controls, which it reasonably believes is sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability;
         (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

                  (dd) Assumed and Ceded Reinsurance Agreements.

                           (i) As used in this Agreement, the term "Reinsurance
                  Agreements" shall mean all assumed and ceded reinsurance and retrocession agreements, contracts, treaties, or other reinsurance or retrocession commitments, arrangements or undertakings of any kind to which the Company is a party or by which the Company or any of its respective Properties may be bound or affected.

                           (ii) Set forth in Section 4.1(dd)(ii) of the
                  Disclosure Schedule is a complete and accurate list of each Reinsurance Agreement pursuant to which the Company has assumed business and which was in force at any time after December 31, 1996 and prior to August 31, 1999, including a description of certain of the terms thereof (including the name of the ceding company, the name of the broker, type of contract, inception date, estimated premium and limit). The Company will deliver to the Parent at the Closing a complete and accurate list of each assumed Reinsurance Agreement in force five Business Days prior to the Closing Date, including information similar to Section 4.1(dd)(ii) of the Disclosure Schedule.

                           (iii) Set forth in Section 4.1(dd)(iii) of the
                  Disclosure Schedule is a complete and accurate list of each Reinsurance Agreement pursuant to which the Company has ceded or transferred any portion of its obligations or liabilities under any reinsurance or insurance agreement (a "Retrocession Arrangement") and which was in force at August 31, 1999, including a description of certain of the terms thereof (including the name of the retrocessionaire, type of contract, inception date, estimated premium and limit). Except as set forth in Section 4.1(dd)(iii) of the Disclosure Schedule, (i) to the knowledge of the Company, none of such retrocessionaires is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding; (ii) the financial condition of any such retrocessionaires is not impaired to the extent that a default thereunder is reasonably anticipated, (iii) no notice of intended cancellation has been received by the Company from of such retrocessionaires; and (iv) the Company is entitled to take full credit in its Annual Statutory Statements for all amounts recoverable by it pursuant to any Retrocession Arrangement, and all such amounts recoverable have been properly recorded in the books and records of account of the Company and are properly reflected in the Annual Statutory Statements. The Company will deliver to the Parent at the Closing a complete and accurate list of each Retrocession Arrangement in force five Business Days prior to the Closing Date including information similar to Section 4.1(dd)(iii) of the Disclosure Schedule. Except as set forth in Section 4.1 (dd) (iii) of the Disclosure Schedule no such Retrocession Arrangement contains any provision providing that any such party thereto may terminate, cancel, or commute the same by reason of the transactions contemplated by this Agreement.

                           (iv) All of the Reinsurance Agreements and
                  Retrocession Arrangements are valid, binding and enforceable against the Company and, to the best of the knowledge of the Company, against the other parties thereto in accordance with their terms and are in full force and effect. Except as set forth in Section 4.1 (dd) (iv) of the Disclosure Schedule the Company is not, and to the best of the knowledge of the Company, no other party thereto is in, or claimed to be in, material breach or material default under any Reinsurance Agreement and Retrocession Arrangements, and no event has occurred which (after notice or lapse of time or both) would become a material breach or material default under, or would permit modification, cancellation, acceleration or termination of, any Reinsurance Agreement and Retrocession Arrangements or result in the creation of any material encumbrance upon, or result in any Person obtaining any right to acquire, any Properties, assets or rights of the Company. Except as set forth in Section 4.1 (dd) (iv) of the Disclosure Schedule there are no unresolved disputes under any Reinsurance Agreement or Retrocession Arrangements.

                  (ee) Accounts with Financial Institutions. Section 4.1(ee) of the Disclosure Schedule sets forth a list of all safe deposit boxes, active bank accounts and other time or demand deposits of the Company, together with names and addresses of the applicable financial institution or other depository, the account number and the names of all persons authorized to draw thereon or who have access thereto.

                  (ff) Minute Books; Stock Books; Officers and Directors. The minute books of the Company which have been made available to the Parent for its inspection contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committee hereof) of the Company and its shareholders since incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings. Attached as Section 4.1(ff) of the Disclosure Schedule is a true and correct list of the officers and directors of the Company and each of its subsidiaries as of the date of this Agreement.

                  (gg) Continuing Business Relationships. Except as set forth in Section 4.1(gg) of the Disclosure Schedule as of the date of this Agreement, to the knowledge of the Company, no insured, reinsured, retrocedent or retrocessionaire of the Company or the Parent has informed the Company and the Company has no knowledge that any such party may cease to do business or materially adversely change its volume of business with the Company after the consummation of the transactions contemplated hereby.

                  (hh) Insurance Reserves.

                           (i) The Company's reserves as of December 31, 1998
                  and each subsequent date on which such reserves may have been redetermined (a) were determined in accordance with SAP; (b) were computed in accordance with generally accepted loss reserve standards and principles; (c) met the requirements of all Governmental Authorities, including all insurance regulatory agencies having authority over the Company; and
                  (d) made reasonable provision, in the aggregate, for all unpaid loss and loss expense obligations, including obligations for incurred but not reported loss and loss adjustment expenses and unearned premiums as of the dates referenced therein. The Company owns assets that qualify as admitted assets under the insurance regulatory requirements of each jurisdiction in which the Company is subject in an amount at least equal to the reserves plus the minimum statutory capital and surplus as required under such insurance regulatory authorities.

                           (ii) The Company has delivered or made available to
                  the Parent true and complete copies of all actuarial reports, actuarial certificates on loss and loss adjustment expense reserve reports prepared by or on behalf of the Company and any other report prepared by any third party actuarial consultant on behalf of or made available to the Company or any of its affiliates, in each case relating to the adequacy of the reserves for any period ending on or after December 31, 1995.

                  (ii) Disclosure. No representation or warranty of the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, schedule, annex, list or other writing furnished to the Parent, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

         Section 4.2 Representations and Warranties of Parent and Merger Subsidiary. Parent and Merger Subsidiary represent and warrant to the Company as follows:

                  (a) Organization, Standing and Corporate Power. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted.

                  (b) Authority; Noncontravention. Parent and Merger Subsidiary have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or By-Laws of Parent or Merger Subsidiary or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Subsidiary or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (A) have a Material Adverse Effect on Parent or any of its subsidiaries, (B) impair the ability of Parent and Merger Subsidiary to perform their respective obligations under this Agreement or (C) prevent the consummation of any of the transactions contemplated by this Agreement. No Consent is required by or with respect to Parent, Merger Subsidiary or any other subsidiary of Parent in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Subsidiary, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of a certificate of merger in accordance with Delaware Law and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of a premerger notification and report form under the HSR Act, (iii) compliance with any applicable requirements of the Exchange Act, (iv) such notices, filings and consents as may be required under relevant state property transfer or environmental laws, (v) filing with the insurance regulatory agencies set forth in Section 4.1(d) of the Disclosure Schedule, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets.

                  (c) Disclosure Documents.

                           (i) The information with respect to Parent and its
                  subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (A) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time the shareholders vote on adoption of this Agreement and at the Effective Time, and (B) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof.

                           (ii) The Offer Documents, when filed, will comply as
                  to form in all material respects with the applicable requirements of the Exchange Act and will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided, however, that this representation and warranty will not apply to statements or omissions in the Offer Documents based upon information furnished to Parent or Merger Subsidiary in writing by the Company specifically for use therein.

                  (d) Financing. At the Effective Time, Parent and Merger Subsidiary will have available all funds necessary (i) to satisfy their respective obligations under this Agreement, and (ii) to pay all the related fees and expenses in connection with the foregoing.


                                   ARTICLE 5
                            COVENANTS OF THE COMPANY

         The Company agrees that:

         Section 5.1 Conduct of Business. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing business shall be unimpaired at the Effective Time. The Company will (i) comply in all material respects with all laws, statutes, ordinances, rules and regulations applicable to the Company, (ii) take all commercially reasonable steps to preserve the current relationships of the Company with its brokers, reinsurance intermediaries, ceding companies, reinsurers, agents, managing general agents, suppliers and other persons with which the Company has significant business relationships, and (iii) perform its obligations under all Reinsurance Agreements, Contracts and commitments to which it is a party or by or to which it is bound or subject; and (iv) require the Company's Accountants to conduct an interim quarterly review with a written report of the Company's Form 10-Q filing for the period ended September 30, 1999, in accordance with generally accepted auditing standards. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written approval of Parent:

                  (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with the exercise of Company Options);

                  (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Company Options);

                  (c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

                  (d) acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisitions of stock or assets) any business, including through the acquisition of any interest in any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof;

                  (e) mortgage or otherwise encumber or subject to any Lien or, except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, sell, lease, license, transfer or otherwise dispose of any of the Company Intellectual Property Rights or any other material properties or assets;

                  (f) make or agree to make any new capital expenditures in excess of $100,000;

                  (g) make any material tax election (unless required by law) or settle or compromise any material income tax liability;

                  (h) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or settle any lawsuit other than the payment, discharge, satisfaction or settlement, in the ordinary course of business consistent with past practice and in accordance with their terms and in an amount not to exceed $25,000, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

                  (i) commence a lawsuit other than (i) for the routine collection of bills or (ii) in such cases where the Company in good faith determines that the failure to commence suit would result in a material impairment of a valuable aspect of the Company's business, provided that the Company consults with Parent prior to filing such suit;

                  (j) (i) hire any permanent employee or any other employee whose employment cannot be terminated at will without further payment or enter into or amend any employment or severance agreement or similar arrangements, (ii) make any determination as to amounts payable under any plan, arrangement, or agreement, providing for discretionary incentive compensation or bonus to any officer, director, employee or independent contractor of the Company or any of its subsidiaries, (iii) enter into, adopt, or amend (except as required by Sections 2.5 and 5.9) any agreement, arrangement, or Benefit Plan so as to increase the liability (whether or not contingent) of the Company or the Parent or any of their subsidiaries or ERISA affiliates in respect of compensation or benefits except as may be required by law, or (iv) grant any options or increase any employee or director compensation;

                  (k) amend, commute, terminate or waive any of its rights under any Reinsurance Agreement pursuant to which the Company has ceded or transferred any of its obligations or liabilities.

                  (l) conclude any negotiations relating to outstanding issues arising from the Eureko/VASA purchase or the Folksamerica/USF RE sale.

                  (m) make any material changes in their investment portfolio or investment guidelines.

                  (n) authorize any of, or commit or agree to take any of, the foregoing actions; or

                  (o) (i) take or agree or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

         Section 5.2 Shareholder Meeting; Proxy Material. The Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable following Merger Subsidiary's acquisition of Shares in the Offer for the purpose of voting on the approval and adoption of this Agreement and the Merger unless a vote of shareholders of the Company is not required by Delaware Law. The Directors of the Company shall, subject to their fiduciary duties as advised in writing by Gibson, Dunn & Crutcher LLP, counsel to the Company, recommend approval and adoption of this Agreement and the Merger by the Company's shareholders. In connection with such meeting, the Company (i) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) subject to the fiduciary duties of the Board of Directors of the Company as advised in writing by Gibson, Dunn & Crutcher LLP, counsel to the Company, will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting. The Company, Parent and Merger Subsidiary, as the case may be, shall promptly prepare and file any other filings required under the Exchange Act or any other federal or state securities or corporate laws relating to the Merger and the transactions contemplated herein (the "Other Filings"). Each of the parties hereto shall notify the other parties hereto promptly of the receipt by it of any comments from the SEC or its Staff and of any request of the SEC for amendments or supplements to the Company Proxy Statement or by the SEC or any other governmental officials with respect to any Other Filings or for additional information and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its Staff or any other governmental officials, on the other hand, with respect to the Company Proxy Statement, any Other Filings or the Merger. The Company, Parent and Merger Subsidiary each shall use all reasonable efforts to obtain and furnish the information required to be included in the Company Proxy Statement or any Other Filings. If at any time prior to the time of approval of this Agreement and the Merger by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Company Proxy Statement, the Company shall promptly prepare and mail to its shareholders such amendment or supplement. The Company shall not mail the Company Proxy Statement or, except as required by the Exchange Act or the rules and regulations promulgated thereunder, any amendment or supplement thereto to its shareholders to which Parent reasonably objects.

         At the Company Shareholder Meeting, Parent, the Merger Subsidiary and their respective affiliates will vote all Shares owned by them in favor of approval and adoption of this Agreement, the Merger and the transactions contemplated hereby and thereby.

         Notwithstanding the foregoing, in the event that Parent and Merger Subsidiary shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree, at the request of Parent and Merger Subsidiary, to take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition and the satisfaction or waiver of the conditions of this Agreement, without a meeting of the shareholders of the Company.

         Section 5.3 Access to Information.

                  (a) From the date hereof until the Effective Time, the Company shall, and shall cause each of its subsidiaries to, give Parent, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours and upon reasonable notice) to the offices, properties, books and records of the Company and the subsidiaries, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (ii) a copy of each tax return, report and information statement filed by it during such period, and (iii) all other information concerning its business, assets, properties and personnel (including financial and operating data) as such persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and the subsidiaries; provided that no investigation pursuant to this Section 5.3 shall affect any representation or warranty given by the Company hereunder.

                  (b) From the date hereof until the Effective Time, the Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives full access (during normal business hours at their actual location) to all accounting, revenue, marketing, producer, processing, and other books, records and data in possession of Company, except such records or data which Company is prevented by contractual obligations with third parties from disclosing; provided that in the event the Company is prohibited from making files or records available because of provisions of third party agreements, then the Company shall inform Parent of the existence of such records, the parties thereto and the subject matter of such records.

                  (c) From the date hereof, the order issued in that certain litigation entitled The Centris Group, Inc. et al. v. HCC Benefits Corporation, et al. Civil Action No. 99-1-4866-28 in the Superior Court of Cobb County, State of Georgia (the "Kelbel Litigation") shall be suspended except for the running of any time limitations on Mr. Craig Kelbel's ("Kelbel") activities which shall continue and the restriction on Kelbel shall be of no further force and effect, provided, however, that if this Agreement is terminated by Parent for any reason other than the occurrence of a Trigger Event, as defined herein, such restrictions shall be reinstated. The parties agree to use their best efforts to cause the Order in the Kelbel Litigation to be amended to conform to the terms hereof.

         Section 5.4 Other Offers. Until the termination of this Agreement, the Company and its subsidiaries will not, and will not authorize or permit the officers, directors, employees or other agents of the Company and its subsidiaries to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (defined below) or (ii) subject to the fiduciary duties of the Board of Directors under applicable law, as advised in writing by Gibson, Dunn & Crutcher LLP, counsel to the Company, and in response to an unsolicited request that has been submitted to the Company's Board of Directors and determined to be a Superior Acquisition Proposal (defined below), engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person that has advised the Company that it may be considering making, or that has made, an Acquisition Proposal, provided, however, nothing herein shall prohibit the Company's Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. The Company will promptly notify Parent after receipt of any Acquisition Proposal or any indication that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person that has advised the Company that it may be considering making, or that has made, an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, notice or request. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any of its subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement. "Superior Acquisition Proposal" means an Acquisition Proposal which a majority of the disinterested directors determines in its good faith judgment (based on the written advice of Advest) to be more favorable to the Company's shareholders than the Offer or the Merger, and for which financing, to the extent required, is then committed.

         Section 5.5 Rights Agreement. The Company hereby agrees that upon execution of this Agreement, it shall take all necessary action under the Rights Agreement dated as of May 24, 1990, as amended, by and between the Company and American Stock Transfer & Trust Company (the "Rights Agreement"), including any required amendment thereto, so that commencement of the Offer, the consummation of the Offer, the grant or exercise of any rights under the Stock Option Agreement or the Shareholder Option Agreement or any other acts pursuant hereto or thereto on the terms permitted hereunder and thereunder and as contemplated herein and therein will not cause (A) the rights (the "Rights") issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement, (B) the Parent, or any subsidiary of the Parent, including Merger Subsidiary to be deemed a "10% Stockholder" (as defined in the Rights Agreement) or (C) the "10% Stock Ownership Date" (as defined in the Rights Agreement) to occur, provided, however, that the Company shall not be required to make such amendments to the Rights Agreement if, (i) the Parent has not performed or complied in all material respects with this Agreement prior to the consummation of the Offer or (ii) the Company obtains, and there is in force from the Delaware Court of Chancery, an order permanently, preliminarily or temporarily declaring that the making of such amendments to the Rights Agreement would be contrary to the fiduciary duties of the Board of Directors of the Company. Notwithstanding anything else contained herein, in no event shall the Board of Directors of the Company make an amendment of the Rights Agreement in favor of any other person without making such amendment in favor of the Parent.

         Section 5.6 State Takeover Statutes. If any "fair price", "control share acquisition", "moratorium" or other anti-takeover statute, or similar statute or regulation shall become applicable to this Agreement, the Shareholder Option Agreement, the Stock Option Agreement or any of the transactions contemplated hereby or thereby, including, without limitation, the Offer or the Merger, the Company and its Board of Directors shall take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby and thereby, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated hereby or thereby.

         Section 5.7 Regulatory Filings. The Company covenants and agrees to commence preparation of and, consistent with past practice and on a timely basis, if required prior to the Closing Date, file with or submit to any insurance department or other Governmental Entity with which the Company is required to make such filings or submissions, and, if filed prior to the Closing Date, deliver to the Parent true and complete copies of, the quarterly statutory statement for each quarter of 1999 ended prior to the Closing Date, together with all related notes, exhibits and schedules thereto. All such quarterly statements filed with or submitted to any insurance department or Governmental Entity (i) shall be prepared from the books of account and other financial records of the Company, (ii) shall be filed with or submitted to such insurance departments and Governmental Entities, on forms prescribed or permitted thereby, (iii) shall be prepared in accordance with SAP applied on a basis consistent with the past practices of the Company (except as set forth in the notes, exhibits or schedules thereto), and shall comply on their respective dates of filing or submission with the laws of such jurisdictions, (iv) shall present fairly the statutory assets, liabilities, capital and surplus, results of operations and cash flows of the Company as of the dates thereof or for the periods covered thereby (subject to normal estimation of accruals and reserves and normal year-end audit adjustments), and (v) shall not use any accounting practices that are permitted rather than prescribed by the insurance departments and regulatory authorities.

         Section 5.8 Affirmative Actions. The Company shall retain an independent actuary (the "Actuary") which is acceptable to Parent to prepare an independent actuarial review of all aspects of the Company's business, including, without limitation, the Company's property/casualty reserves, including discontinued operations, the medical lines business, recoverable value of the Company's notes receivable and indemnification obligations of the Company. Such actuarial study shall commence no later than five Business Days from the date this Agreement is executed and shall be completed no later than two Business Days after receipt of all regulatory approvals to the Merger from required state insurance regulatory agencies. The Company shall make the reserve adjustments and take such other charges, in accordance with GAAP and SAP, consistent with the findings of such actuarial review. Such adjustments and charges shall be recorded on the Company's books no later than three Business Days following the receipt from the Actuary of such review. The Company further agrees to utilize reasonable commercial efforts and to cooperate with Parent in the establishment of underwriting standards for business commencing January 1, 2000.

         Section 5.9 Termination of Benefit Plans. The Company shall terminate or cause to be terminated The Centris Group, Inc. Employees' Savings Plan and the VASA North America, Inc. 401(k) Profit Sharing Plan prior to the date on which the Company and/or its subsidiaries and ERISA affiliates become members of a "controlled group" with or under "common control" with Parent as such terms are defined in Section 414(b) and 414(c) of the Code.


                                   ARTICLE 6
                              COVENANTS OF PARENT

         Parent agrees that:

         Section 6.1 Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

         Section 6.2 Voting of Shares. Parent agrees to be present and vote all Shares acquired in the Offer or otherwise beneficially owned by it in favor of adoption of this Agreement at the Company Shareholder Meeting.

         Section 6.3 Director and Officer Liability. (a) After the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (the "Indemnified Parties") in respect of acts or omissions based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such Indemnified Party is or was a director, officer or employee of the Company, any of its subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as an officer, director, employee or agent of another corporation, partnership, trust or other enterprise or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith. The parties hereto agree to cooperate and use commercially reasonable efforts to defend against and respond to such proceedings to the extent set forth in the next sentence. It is understood and agreed that after the Effective Time, Parent shall cause Surviving Corporation to indemnify and hold harmless, as and to the fullest extent permitted by the Company's Certificate of Incorporation and By-Laws in effect on the date hereof and by law, each such Indemnified

Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses payable as incurred and in advance of the final disposition of any claim, suit, proceeding or investigation subject to the obligation of each Indemnified Party to repay such advanced expenses if it is finally and unappealably determined that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time) (collectively, "Claims"), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation, provided, however, that (1) the Surviving Corporation shall have the right to assume the defense thereof and upon such assumption the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) the Surviving Corporation shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, and (4) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by the Certificate of Incorporation or By-Laws of the Company or its subsidiaries or applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.3, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this
Section 6.3 except (and only) to the extent such failure to notify materially prejudices the Surviving Corporation.

         (b) Without limiting any of the obligations under paragraph (a) of this Section 6.3, the Surviving Corporation agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in the Company's Certificate of Incorporation or By-Laws or in the similar governing documents of any of the Company's subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto; provided, however, that nothing contained in this Section 6.3(b) shall be deemed to preclude the liquidation, consolidation or merger of the Company or any subsidiary thereof, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against the Surviving Corporation. Nothing contained in this Section 6.3(b) shall be deemed to preclude any rights to indemnification or limitations on liability provided in the Company's Certificate of Incorporation or By-Laws or similar governing documents of the Surviving Corporation with respect to matters occurring subsequent to the Effective Time to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

         (c) The Surviving Corporation shall use its commercially reasonable effects to cause the persons serving as officers and directors of the Company and its subsidiaries immediately prior to the Effective Time to be covered for a period of three years from the Effective Date by the directors' and officers' liability insurance policy maintained by the Surviving Corporation (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers than the terms and conditions of such existing policy and provided further that in no event will the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

         (d) The provisions of this Section 6.3 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         Section 6.4 Employees. Parent agrees at the Effective Time that it (or the Surviving Corporation) shall be a successor employer with respect to, and shall assume sponsorship of (or cause the Surviving Corporation to assume sponsorship of), in accordance with their terms all Benefit Plans and "employee benefit plans" (as defined in Section 3(3) of ERISA) previously delivered to Parent and all accrued benefits vested thereunder, other than Benefit Plans terminated prior to the Effective Time; it being understood and agreed that nothing in this Section 6.4 shall prevent Parent from terminating any such Benefit Plan in accordance with its terms or shall require Parent or the Surviving Corporation to incur any liability or assume any obligation other than liabilities and obligations existing under the terms of such plans as in effect as of the date hereof.


                                   ARTICLE 7
                      COVENANTS OF PARENT AND THE COMPANY

         The parties hereto agree that:

         Section 7.1 HSR Act Filings; Other Filings Reasonable Efforts; Notification.

                  (a) Each of Parent and the Company shall (i) promptly make or cause to be made the filings required of such party or any of its subsidiaries under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or such transactions, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws (defined below) with respect to any such filing or any such transaction.

         Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction. The Company shall not participate in any meeting (whether in person or by telephone) with any Governmental Entity in respect of any such filings, investigation, or other inquiry without Parent's consent and without giving Parent notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

                  (b) Each of Parent and the Company shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, and, if by mutual agreement, Parent and the Company decide that litigation is in their best interests, each of Parent and the Company shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of any such transaction. Each of Parent and the Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                  (c) Each of the parties agrees to promptly make or cause to be made the filings required of each such party or any of its subsidiaries under any insurance regulatory law or act in any state where such filing is required or, at the request of Parent, deemed advisable, and to comply at the earliest practicable date with any requests made by any insurance regulatory agency or any other Governmental Entity for additional information, documents or other material received by such party or any of its subsidiaries and to cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry or hearing of any such agency or other Governmental Entity under any insurance law relating to licensing, holding company applications, change in control, etc. with respect to any such filing or any such transaction. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking agreement with, any Governmental Entity or insurance agency regarding any such filings or any such transaction. The Company shall not participate in any meeting (whether in person or by telephone) with any Governmental Entity or insurance regulatory agency in respect of any such filings, investigation, or other inquiry without Parent's consent and without giving Parent notice of the meeting, and to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

                  (d) Each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the preparation of the Company Disclosure Documents and the Offer Documents, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                  (e) Notwithstanding anything to the contrary in Section 7.1(a), 7.1(b), 7.1(c), or 7.1(d), (i) neither Parent nor any of its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on the business, assets, financial condition, results of operations or prospects of Parent or any of its subsidiaries or the Surviving Corporation after the Effective Time, (ii) neither the Company nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect, (iii) no party shall be required to agree to the imposition of, or to comply with, any condition, obligation or restriction on Parent or any of its subsidiaries or on the Surviving Corporation or any of its subsidiaries of the type referred to in clause (a) or (b) of Annex I and (iv) neither Parent nor Merger Subsidiary shall be required to waive any of the conditions to the Offer set forth in Annex I or any of the conditions to the Merger set forth in Article 8.

                  (f) Each of the Company and Parent agree to give prompt notice to the other of (i) any representation or warranty made by such party contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by such party to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  (g) The Company shall give prompt notice to Parent, and Parent or Merger Subsidiary shall give prompt notice to the Company, of:

                           (i) any notice or other communication from any
                  person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                           (ii) any notice or other communication from any
                  Governmental Entity in connection with the transactions contemplated by this Agreement; and

                           (iii) any actions, suits, claims, investigations or
                  proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it or any of its subsidiaries which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

         Section 7.2 Public Announcements. Each party will consult with the others before issuing, and provide the others the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, the Shareholder Option Agreement and the Stock Option Agreement, including the Offer and the Merger, and each party shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

         Section 7.3 Confidentiality. The terms of the letter agreement, agreed and consented to by the Parent on August 22, 1999, between the Company and the Parent (the "Confidentiality Agreement") are hereby incorporated by reference and shall continue in full force and effect except the last sentence of Section
(5) on page 4, which is hereby deleted in its entirety until the Closing, at which time such Confidentiality Agreement and the obligations of the Parent under this Section 7.3 shall terminate; provided, however, that the Confidentiality Agreement shall not terminate in respect of that portion of such confidential information relating exclusively to matters not related to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in respect of such confidential information. After the Closing Date, each of the persons who were the Company's officers, directors and affiliates as of the date hereof shall keep all non-public information relating to the Company and the Parent confidential on the same terms as set forth in the Confidentiality Agreement.

         Section 7.4 Interim Financial Statements. The Company shall, as soon as available, but no later than 60 days after the end of the relevant month or quarter, as the case may be, deliver promptly to the Parent any and all final monthly and quarterly financial statements for the Company, audited or unaudited, prepared for the management of the Company after the date of this Agreement and prior to the Closing Date.

                                   ARTICLE 8
                            CONDITIONS TO THE MERGER

         Section 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) if required by Delaware law, this Agreement shall have been adopted by the shareholders of the Company in accordance with such law;

                  (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

                  (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

                  (d) Parent or Merger Subsidiary shall have purchased Shares in an amount equal to at least the Minimum Condition pursuant to the Offer; and

                  (e) other than the filing of the certificate of merger in accordance with Delaware Law, all Consents required to permit the consummation of the Merger including those set forth in Sections 4.1(d) and 4.2(b) and those of any insurance regulatory agency or body shall have been filed, occurred or been obtained (other than any such Consents the failure to file, occur or obtain, in the aggregate, could not reasonably be expected to (i) have a Material Adverse Effect or
         (ii) prevent or materially delay the consummation of the Merger).

                  (f) each Governmental Entity having jurisdiction over the Company or any of its subsidiaries, their business, licenses or permits, shall have, where applicable, approved the transactions contemplated by this Agreement and any "change of control" incidental thereto.

                  (g) each of the Officers and employees whose names are set forth on Annex II shall have executed an agreement to remain in the employment of the Surviving Corporation for a period of 120 days after the Effective Time and as of the Effective Time, none of such persons listed on Annex II-A, and no more than two of those persons set forth on Annex II-B shall have voluntarily terminated or terminated for Good Reason, as defined in the respective Severance Agreements entered into by each of such persons.

                  (h) The Company shall have performed its obligations under
         Section 5.8 hereof.

                                   ARTICLE 9

                                  TERMINATION

         Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the shareholders of the Company):

                  (a) by mutual written consent of the Company and Parent;

                  (b) by either the Company or Parent, if the Merger has not been consummated by June 30, 2000 (provided that the party seeking to terminate the Agreement shall not have breached its obligations under this Agreement in any material respect);

                  (c) by either the Company or Parent, if such party has received an opinion from its counsel that there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

                  (d) by either the Company or Parent (provided that no party shall be entitled to terminate this Agreement pursuant to this clause
         (d) as a result of its breach of this Agreement), (x) if Parent or Merger Subsidiary shall have failed to commence the Offer within five business days following the date of this Agreement, (y) if Parent or Merger Subsidiary shall not have purchased any Shares pursuant to the Offer prior to February 29, 2000 (or, if the Offer shall have been extended by Merger Subsidiary pursuant to this Agreement, on or prior to March 31, 2000) or (z) the Offer shall have been terminated without Parent or Merger Subsidiary having purchased any Shares pursuant to the Offer;

                  (e) by Parent, upon the occurrence of any Trigger Event described in clauses (i) through (iii) of Section 10.4(b); or

                  (f) by the Company, upon the occurrence of any Trigger Event described in clause (i) of Section 10.4(b).

         Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or their respective officers and directors, except that the agreements contained in Sections 10.4 and 10.6 shall survive the termination hereof and except to the extent that such termination results from the material breach by a party of any representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE 10

                                 MISCELLANEOUS

         Section 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

                  if to Parent or Merger Subsidiary, to:

                  HCC Insurance Holdings, Inc.
                  13403 Northwest Freeway
                  Houston, Texas  77040-6094
                  Telecopy:         (713) 462-2401
                  Attention:        Frank J. Bramanti

                  with a copy (which shall not constitute notice) to:

                  Winstead Sechrest & Minick P.C.
                  910 Travis, Suite 2400
                  Houston, Texas  77002
                  Telecopy:         (713) 650-2400
                  Attention:        Arthur S. Berner

                  if to the Company, to:

                  The Centris Group, Inc.
                  650 Town Center Drive
                  Suite 1600
                  Costa Mesa, California 92626
                  Telecopy:         (714) 434-0750
                  Attention:        Jose A. Velasco

                  with a copy (which shall not constitute notice) to:

                  Gibson, Dunn & Crutcher LLP
                  4 Park Plaza
                  Irvine, California 92614
                  Telecopy:         (949) 451-4220
                  Attention:        Robert E. Dean

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.

         Section 10.2 Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the agreements set forth in Sections 10.4 and 10.6.

         Section 10.3 Amendments; No Waivers.

                  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 10.4 Fees and Expenses.

                  (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                  (b) The Company agrees to pay to Parent, at Parent's demand and sole election, a fee (the "Termination Fee") in immediately available funds, promptly, but in no event later than one business day, after the termination of this Agreement as a result of the occurrence of any of the events set forth below (a "Trigger Event") in an amount equal to $6,000,000 in the case of the occurrence of a Trigger Event described below:

                           (i) the Company shall have entered into, or shall
                  have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal;

                           (ii) any person or group (as defined in Section
                  13(d)(3) of the Exchange Act) (other than Parent or any of its affiliates) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the outstanding Shares or shall have acquired, directly or indirectly, at least 20% of the assets of the Company;

                           (iii) any representation or warranty made by the
                  Company in, or pursuant to, this Agreement that is qualified as to materiality shall not have been true and correct when made or at any time prior to the consummation of the Offer as if made at and as of such time, or any representation or warranty made by the Company in, or pursuant to, this Agreement that is not so qualified shall not have been true and correct in all material respects when made or at any time prior to the consummation of the Offer as if made at and as of such time, or the Company shall have failed to observe or perform in any material respect any of its obligations under this Agreement; provided that it shall not be a Trigger Event unless the breaches of the representations and warranties without regard to any materiality qualifier or threshold, and failure to perform or breach of any obligation, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect; or

                           (iv) the Board of Directors of the Company (or any
                  special committee thereof) shall have withdrawn or materially modified in a manner adverse to Parent or Merger Subsidiary its approval or recommendation of the Offer, the Merger, this Agreement, the Shareholder Option Agreement, the Stock Option Agreement in any such case whether or not such withdrawal or modification is required by the fiduciary duties of the Board of Directors (or any special committee thereof).

                  (c) If this Agreement is terminated as a result of the occurrence of a Trigger Event, in addition to the Termination Fee paid or payable by the Company to Parent pursuant to Section 10.4(b), Company shall assume and pay, or reimburse Parent for, all reasonable fees payable and expenses incurred by Parent (including the fees and expenses of its counsel) in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $1,000,000.

                  (d) Parent shall not be entitled to the Termination Fee if Parent shall have exercised all or any part of the option granted to Parent in the Stock Option Agreement.

         Section 10.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of Parent or any of its wholly-owned subsidiaries, the right to purchase Shares pursuant to the Offer, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

         Section 10.6 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without reference to the Delaware conflicts of law provisions).

         Section 10.7 Counterparts; Effectiveness; Interpretation. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         Section 10.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         Section 10.10 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Disclosure Schedule) and the Confidentiality Agreement dated as of August 22, 1999 between Parent and the Company (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder other than rights to indemnity under Section 6.3.

         The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        THE CENTRIS GROUP, INC.



                                        By: /s/ DAVID L. CARGILE
                                           -----------------------------------
                                        Name:   David L. Cargile
                                             ---------------------------------
                                        Title:  Chairman of the Board and
                                                Chief Executive Officer
                                              --------------------------------


                                        HCC INSURANCE HOLDINGS, INC.



                                        By: /s/ STEPHEN L. WAY
                                           -----------------------------------
                                        Name:   Stephen L. Way
                                             ---------------------------------
                                        Title:  Chairman of the Board and
                                                Chief Executive Officer
                                              --------------------------------


                                        MERGER SUB OF DELAWARE, INC.



                                        By: /s/ STEPHEN L. WAY
                                           -----------------------------------
                                        Name:   Stephen L. Way
                                             ---------------------------------
                                        Title:  Chairman of the Board and
                                                Chief Executive Officer
                                              --------------------------------

                                                                        ANNEX I


         Notwithstanding any other provision of the Offer, Parent and Merger Subsidiary shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Subsidiary's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)) to pay for any Shares, and may terminate the Offer, if (i) by the expiration of the Offer (as permitted to be extended), the Minimum Condition shall not have been satisfied, (ii) by the expiration of the Offer (as permitted to be extended), the applicable waiting period under the HSR Act shall not have expired or been terminated, (iii) by the expiration of the Offer (as permitted to be extended), all regulatory approvals of Governmental Entities shall not have been received, or (iv) at any time on or after October 3, 1999, and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following conditions exist:

         (a) there shall be instituted or pending any action or proceeding by any Governmental Entity or by any other person, domestic or foreign, before any Governmental Entity or arbitrator, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Parent or Merger Subsidiary or the consummation by Parent or Merger Subsidiary of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Shareholder Option Agreement, this Agreement, the Offer or the Merger, (ii) seeking to restrain or prohibit Parent's or Merger Subsidiary's ownership or operation (or that of their respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company or any of its subsidiaries or of Parent and its subsidiaries or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its subsidiaries or of Parent and its subsidiaries (iii) seeking to impose material limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's shareholders, (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise, in the reasonable judgment of Parent, is likely to materially adversely affect the business, assets, liabilities, operations, condition (financial or otherwise), results of operations or prospects of the Company or any of its subsidiaries, or Parent and its subsidiaries, taken as a whole; or

         (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Shareholder Option Agreement, the Stock Option Agreement, this Agreement, the Offer or the Merger, by any Governmental Entity or arbitrator (other than the application of the waiting period provisions of the HSR Act to the Shareholder Option Agreement, the Stock Option Agreement, this Agreement, the Offer or the Merger), that, in the reasonable judgment of Parent, is substantially likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

         (c) any change (other than changes requested by, or done at the direction or with the consent of Parent) shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of the Company or any of its subsidiaries that, has, or is likely to have, a Material Adverse Effect (as defined in the Agreement) on the Company and its subsidiaries taken as a whole; or

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the NASDAQ over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a Material Adverse Effect or prevent (or materially delay) the consummation of the Offer or (v) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; or

         (e) a tender or exchange offer for some or all of the Shares shall have been publicly made by another person, or it shall have been publicly disclosed or Parent shall have otherwise learned that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or any of its affiliates) shall have acquired or made an offer to acquire beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the outstanding Shares through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of the outstanding Shares; or

         (f) any Consent (other than the filing of the certificate of merger or approval by the shareholders of the Company of the Merger (if required by Delaware law)) required to be filed, occurred or been obtained by the Company or any of its subsidiaries or Parent of any of its subsidiaries (including Merger Subsidiary) in connection with the execution and delivery of this Agreement, the Offer and the consummation of the transactions contemplated by this Agreement shall not have been filed, occurred or been obtained (other than any such Consents as to which the failure to file, occur or obtain in the aggregate, could not reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Offer or the Merger); or

         (g) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true when made or at any time prior to consummation of the Offer as if made at and as of such time, or any of the representations and warranties set forth in this Agreement that are not so qualified shall not be true in any material respect when made or at any time prior to the consummation of the Offer as if made at and as of such time; or

         (h) any party to the Shareholder Option Agreement (other than Merger Subsidiary or Parent) shall have breached or failed to perform in any material respect any of their agreements under the Shareholder Option Agreement or any of the representations and warranties of any such party set forth in the Shareholder Option Agreement shall not be true in any material respect, in each case, when made or at any time prior to the consummation of the Offer as if made at and as of such time, or the Shareholder Option Agreement shall have been invalidated or terminated with respect to any Shares subject thereto; or

         (i) this Agreement or the Shareholder Option Agreement shall have been terminated in accordance with its terms; or

         (j) the Board of Directors of the Company (or any special committee thereof) shall have withdrawn or materially modified in a manner adverse to Parent or Merger Subsidiary its approval or recommendation of the Offer, the Merger or this Agreement or its approval of the entry by Parent and Merger Subsidiary into the Stock Option Agreement; or

         (k) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal;

         The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and may be asserted by Parent in its sole discretion regardless of the circumstances giving rise to any such condition or (other than the Minimum Condition) may be waived by Parent and Merger Subsidiary in their discretion in whole at any time or in part from time to time. The failure by Parent or Merger Subsidiary at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

                                    ANNEX II


                                                                     ANNEX II-A

Charles M. Caporale
Mark A. Carney
Edward D. Jones, III
Jose A. Velasco



                                                                     ANNEX II-B


         In addition to those persons set forth in II-A above whose names are hereby incorporated by reference, the following additional persons:

Patricia S. Boisseranc
Linton R. Groke
David L. Hubert
Barbara F. Stoner

Contact:  Stephen L. Way, Chairman & Chief Executive Officer
          HCC Insurance Holdings, Inc.
          (713) 690-7300


For Immediate Release       [HCC LOGO APPEARS HERE]



                             HCC TO ACQUIRE CENTRIS


HOUSTON (October 12, 1999) . . . HCC Insurance Holdings, Inc. (NYSE: HCC) an international specialty insurance holding company announced today that it had entered into a Definitive Agreement with The Centris Group, Inc. (NYSE: CGE), to acquire all of their outstanding shares in a transaction valued at approximately $171 million. Pursuant to this Agreement, a wholly owned subsidiary of HCC will, through a cash tender, offer to purchase each Centris share for $12.50 per share and will assume approximately $25 million of outstanding bank debt.

The cash tender offer will commence within five business days and, subject to customary conditions as well as certain regulatory approvals, should be completed by year end 1999.

At June 30, 1999, the stated book value of Centris was $92.4 million or $7.94 per share. Centris has announced, concurrently with their press release for this transaction, a third quarter charge of $13.5 million which includes reserve strengthening for their medical stop loss business and an addition to reserves for discontinued operations. Also, Centris may take an additional charge prior to closing this transaction which would include any further reserve strengthening necessary on existing or discontinued lines of business and customary expenses in connection with this transaction.

This transaction has been unanimously approved by the Boards of Directors of HCC and Centris, and all Centris Directors, which include two of its largest individual shareholders, and key employees have agreed to tender their shares. Also, Mr. David L. Cargile, Chairman and Chief Executive Officer and other large Centris Director/shareholders have agreed, under certain situations, to provide HCC with an option to purchase their approximately 13 percent of Centris' outstanding shares. In addition, Centris has granted HCC an option to acquire 19.9 percent of its common stock under certain circumstances or has agreed to pay a termination fee of $6,000,000 plus expenses of up to $1,000,000.

Centris is a specialty insurance holding company providing medical stop loss insurance coverage to companies that self insure their group medical benefits, provider excess insurance coverage for hospitals and doctors who offer fixed fee services to their patients, and excess and surplus lines insurance. Operations are principally managed through their insurance underwriting agency subsidiary, US Benefits Insurance Services, Inc. and their insurance companies Centris Life Insurance Company, Centris Insurance Company and USF Insurance Company.

HCC currently operates its own medical stop loss insurance business through its insurance underwriting agency subsidiary, HCC Benefits Corporation and one of its insurance company subsidiaries, Avemco Insurance Company. The combination of these two insurance underwriting agency operations will create the preeminent provider of medical stop loss insurance in the industry with over $350 million of estimated written premiums in the year 2000. During 1999, both HCC Benefits and US Benefits have implemented an in-depth re-underwriting of their medical stop loss business, incorporating both rate increases and higher deductibles. Further progress in this regard is necessary during 2000 to ensure the return of underwriting integrity.

Stephen L. Way, Chairman and Chief Executive Officer of HCC said, "After more than one year of intermittent but patient negotiations and recent considerable due diligence efforts, we are extremely pleased to have reached an amicable agreement with Centris that will benefit both groups of shareholders." Mr. Way added, "I sincerely appreciate the efforts of Centris" management in reaching this agreement, and particularly their Chairman and Chief Executive Officer, David L.

Cargile. We plan to rapidly integrate both stop loss underwriting operations, which are of similar size and structure, using the strengths of both companies to maximize the synergies created and hasten the return to underwriting profitability."

In addition to the expenses incurred in connection with this transaction, HCC will be taking a restructuring/reorganization charge and associated expenses of up to $5 million by the end of 1999. Since its initial public offering in 1992, HCC has completed more than 15 acquisitions for a total value exceeding $500 million. During that time, total employees have grown from less than 100 to more than 1,000. John N. Molbeck, Jr., President and Chief Operating Officer said, "Executive management believes it is time to reorganize and strengthen our corporate and management structure, which will enhance our future earnings performance." He added, "We are confident that the savings in 2000 and beyond from this restructuring will far exceed the charge and we will have created a much more efficient and profitable company." More details will follow in the next few weeks.

HCC is an international insurance holding company with assets exceeding $2.0 billion and whose shares are traded on the NYSE (symbol: HCC).

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainty, including, without limitation, the risk of a significant natural disaster, the inability of the Company to reinsure certain risks, the adequacy of its loss reserves, the financial viability of reinsurers, the expansion or contraction in its various lines of business, the impact of inflation, the impact of Year 2000 issues, changing licensing requirements and regulations in the United States and in foreign countries, the ability of the Company to integrate its recently acquired businesses, the effect of pending or future acquisitions as well as acquisitions which have recently been consummated, general market conditions, competition, licensing and pricing. All statements, other than statements of historical facts, included or incorporated by reference in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, without limitation, such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement such strategy, competitive strengths, goals, expansion and growth of the Company's businesses and operations, plans, references to future success, as well as other statements which includes words such as "anticipate," "believe," "plan," "probably," "estimate," "expect," and "intend" and other similar expressions, constitute forward-looking statements. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could over time prove to be inaccurate and therefore, there can be no assurance that the forward-looking statements included in this press release will themselves prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.


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